Exhibit 10.1

GENERAL RELEASE

THIS GENERAL RELEASE (hereinafter "Release") is made and entered into by and between Benjamin Novello ("Employee") and OS Restaurant Services, Inc. (“Employer”). Employee was previously employed by Employer and its affiliates. The parties desire to settle any and all disputes between them on terms that are mutually agreeable. Accordingly, in consideration of the mutual promises set forth below, Employer and Employee agree as follows:

1.
Employer will pay to Employee the sum of Four Hundred Twenty Five Thousand Dollars ($425,000).00), as severance pay in return for Employee’s execution of this release, which is intended to fully and finally resolve any and all matters between Employer and its affiliates and Employee, whether actual or potential, on terms that are mutually agreeable.

2.	By entering into this Release, Employer does not admit any underlying liability to Employee. Neither Employer nor Employee is entering this Release because of any wrongful acts of any kind.

3.	Employee promises and obligates himself to perform the following covenants under this Release:

a.)
Acting for himself, his heirs, personal representatives, administrators and anyone claiming by or through him, Employee unconditionally and irrevocably releases, acquits and discharges Employer and Releasees from any and all claims, whether known or unknown, that Employee may have against Employer or Releasees as of the date of this Release, or that any person or entity claiming through Employee may have or claim to have against Employer or Releasees.

i)
The phrases “Employer” or “Employer and Releasees” or “Employer and Releasees” shall mean each of OS Restaurant Services, Inc., Outback Steakhouse of Florida, Inc., OSI Restaurant Partners, Inc. and all of their subsidiaries and affiliated entities and all related business concepts, as well as their past and present directors, officers, partners, shareholders, supervisors (including, but not limited to, employees, representatives, successors, assigns, subsidiaries, affiliates, parents, franchisees, and insurers.

ii)
The term “claims” shall include lawsuits, causes of action, obligations, promises, agreements, controversies, damages, debts, demands, liabilities, and losses of every kind whether from accidental injury, illness, occupational disease, or intentional acts. The term “claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees.

b.)
Employee waives and relinquishes any rights that Employee may have to claim reimbursement from Employer for attorney’s fees, litigation costs or expenses that Employee may have incurred in the course of obtaining legal advice on any matter related to Employer, except as otherwise expressly provided for herein.

c.)
Employee waives and disclaims any right to any compensation that may be recovered at any time after the execution of this Release as a result of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission ("EEOC"), the Florida Commission on Human Relations, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Employee will request such agency or court to dismiss or withdraw from the matter.

d.)	Employee agrees that he will preserve the confidentiality of this Release and not discuss or disclose its existence, substance, or contents to anyone except as compelled or authorized by law.

e.)
Employee agrees that he will not disparage Employer in any way to any person or entity. Employee specifically agrees that he will not communicate to any other person any opinions held by Employee regarding Employer’s compliance with laws governing the employment relationship unless he receives Employer’s express written permission to do so. Notwithstanding this provision, in the unlikely event that Employee is subpoenaed as part of a government entity’s investigation of Employer, Employee may provide truthful information about his employment to the government entity without violating this Release.

f.)	Employee shall direct any prospective employers that ask for references regarding his employment with Employer to contact Employer’s General Counsel.

g.)	Employee shall comply with all other terms of this Release as provided for herein, including the following:

(i)  Noncompetition.

(A)
Post Term. For a continuous period of two (2) years commencing on expiration of the revocation period defined in paragraph 8 Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a casual steakhouse restaurant business that is located or intended to be located anywhere within a radius of thirty (30) miles of any Outback Steakhouse restaurant owned or operated by the Employer, any of the Releasees, or any franchisee of any Releasee, and their respective subsidiaries or affiliates, or any of the affiliates any of the foregoing, and Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity.

(B)
Limitation. Notwithstanding subsections (a), it shall not be a violation of this paragraph (in and of itself) for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute, if Employee does not otherwise violate the provisions of (A) above.

(C)
Scope. Nothing contained in this paragraph shall be construed as limiting Employee’s ability to engage in any restaurant business other than the casual steakhouse restaurant business. Casual steakhouse restaurant shall mean a restaurant primarily featuring steak on its menu, in its name or in its advertising and having an average per person check less than $30.00.

(ii)  Nondisclosure; Nonsolicitation; Nonpiracy.  At no time shall Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of the Employer, any of the Releasees, or their respective affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or marketing practices, trade secrets, technology, recipes or know-how of any of the employer, any Releasee, or any of their respective affiliates. Moreover, for a continuous period of two (2) years commencing upon expiration of the revocation period defined in paragraph 8 Employee shall not, directly or indirectly through others, offer employment to any employee of the Employer, any Releasee, or their respective franchisees or affiliates, or otherwise solicit or induce any employee of the Employer, any Releasee, or their respective franchisees or affiliates to terminate their employment, nor shall Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity that solicits or otherwise induces any employee at the rank of Joint Venture Partner or higher or any systematic solicitation of employees at the rank of Managing Partner of the Employer or its affiliates, any of the Releasees, or their respective franchisees or affiliates to terminate their employment.

(iii) Employer Property: Employee Duty to Return. All products, recipes, product specifications, marketing materials, marketing plans and budgets, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including all copies, duplications, replications, and derivatives of such information or products, now in the possession of Employee or acquired by Employee while in the employ of the Employer or the Releasees, shall be the exclusive property of the Employer and the Releasees and shall be returned to the Employer no later than the date of execution hereof.

(iv)  Restrictive Covenants: Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of paragraph 3 g) are given and made by Employee to induce the Employer and Releasees to enter into this Agreement with the Employee, and Employee hereby acknowledges that this Agreement is sufficient consideration for these restrictive covenants.

The refusal or failure of the Employer or the Releasees to enforce any restrictive covenant of this Agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Employer or the Releasees of any such restrictive covenant, nor shall it give rise to any claim or cause of action by Employee against the Employer or Releasees.

(v)  Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in this paragraph 3 g) are reasonable and properly required for the adequate protection of the Employer and Releasees’s interests.  It is agreed by the parties hereto that if any portion of the restrictions contained in this paragraph 3 g) are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. If Employee shall violate any of the covenants contained herein and if any court action is instituted by the to prevent or enjoin such violation, then the period of time during which the Employee’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Employee’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

In the event it is necessary for the Employer or any Releasee to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in this paragraph 3 g), the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys’ fees, of such proceedings including appellate proceedings.

(vi) Specific Performance. Employee agrees that a breach of any of the covenants contained in this paragraph 3 g) will cause irreparable injury to the Employer and Releasees for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Employer and Releasees shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain Employee from any threatened or actual activities in violation of any such covenants. Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Employer and Releasees does apply for such an injunction, Employee shall not raise as a defense thereto that the Employer and Releasees has an adequate remedy at law.

4.	Employer promises and obligates itself to perform the following covenants under this Release:

i)
Employer shall pay Employee the sum of Four Hundred Twenty Five Thousand Dollars ($425,000.00) as severance pay; payable within five (5) business days after expiration of the revocation period described in paragraph 8 hereof.

ii)	Employer shall make all usual deductions and withholdings from the severance pay and shall give Employee a check stub showing the amounts deducted or withheld.

b.)	Employer shall comply with all other terms of this Release as provided for herein.

5.
Delivery of the severance pay described in paragraph 4 shall constitute satisfaction by Employer of any and all claims by Employee against Employer and the Releasees. This Release specifically releases Employer and its Releasees from any and all obligations arising out of Employee's employment, including, but by no means limited to, claims arising under the Age Discrimination in Employment Act, the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the United States Constitution, the Florida Civil Rights Act, the Florida Workers Compensation Act, and other state and federal laws dealing with discrimination or workplace policies, as well as claims for unpaid wages, unpaid commissions, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, or any other tort arising out of the employment relationship.

6.
Should any portion of this settlement be alleged or found to violate any federal, state, or local law or regulation, Employee agrees to indemnify and hold harmless Employer and its Releasees for (a) any amounts they are required to pay as a result of such violation; (b) any amounts they agree to pay to settle any allegations of such violations; and (c) all reasonable legal fees or expenses that Employer or its Releasees incur in defending this settlement or their participation therein.

7.
Employee shall have a period of twenty-one calendar days (“the consideration period”) from the date he is presented with this Release to consider the Release’s terms and consequences before executing the Release. Employee is not required to let the full consideration period elapse before executing the Release; rather, the Release may be executed on any date within the consideration period.

8.
Employee and Employer agree that Employee may revoke the Release for any reason at any time during the seven calendar days immediately following Employee’s execution of the Release ("the revocation period"). To revoke this Release, Employee must cause written notice of his intent to revoke this Release to be delivered to Employer’s Executive Vice President and General Counsel, Joseph J. Kadow, within the revocation period. This Release shall not become effective or enforceable until the revocation period has expired without such notice having been delivered to Employer.

9.	Employee agrees that each of the following statements is truthful and accurate:

a.)	Employee is of sound mind and body.

b.)	Employee has sufficient education and experience to make choices for himself that may affect his legal rights.

c.)	Employee has full legal capacity to make decisions for himself;

d.)	Employee is aware that this Release has significant legal consequences.

e.)	Employee has had the opportunity to consult with an attorney of his choice prior to signing this Release and has been advised by the Employer to take advantage of this opportunity.

f.)	Employee has decided to sign this Release of his own free will, and his decision to sign this Release has not been unduly influenced or controlled by any mental or emotional impairment or condition.

g.)	Employee is not executing this Release because of any duress or coercion imposed on him by anyone.

10.
Employee represents that he has not sold, transferred, or assigned to a third party any claims that he may have. Employee represents that any claims that he may have are unencumbered and otherwise within his power to dispose of.

11.
Except as otherwise specifically provided herein, any and all prior understandings and agreements between Employee and Employer with respect to the subject matter of this Release are merged into this Release, which fully and completely expresses the entire agreement and understanding of the parties with respect to the subject matter hereof.

12.
This Release shall not be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Release shall be valid unless such change, amendment, or modification is memorialized in a written agreement between the parties that has been signed by Employee and by duly authorized officers or representatives of Employer.

13.
This Release is made and entered into in the state of Florida, and shall in all respects be interpreted, enforced and governed under the laws of Florida. In the event of a breach of this Release by either party, the other party shall be entitled to seek enforcement of this Release exclusively before a state or federal court of competent jurisdiction located in Hillsborough County, Florida. This Release shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Release.

14.
In the event a breach of the Release is proven, the non-breaching party may recover, in addition to damages, the reasonable costs and fees, including attorney's fees, incurred in establishing the breach and securing judicial relief. In the event that the provisions of this Release are breached, the non-breaching party may recover damages for the breach without waiving the right to insist on the breaching party's continued fulfillment of all other obligations under the Release. If Employee breaches his obligations under the Release, Employer shall have the right to terminate any further payments to Employee without discharging Employee from his responsibility to continue to fulfill his obligations under the Release.

15.
The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Release, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

16.
Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court. Any part, term or provision which is determined to be illegal or invalid shall be deemed not to be a part of this Release.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                    Executed at Tampa this 30th day of August, 2006.

                 EMPLOYEE

/s/ W. Robert Donovan_______________                       /s/ Benjamin Novello____________________
WITNESS                                     BENJAMIN NOVELLO

                    Executed at Tampa this 30th day of August, 2006.

                EMPLOYER

/s/ W. Robert Donovan______________                    By:_/s/ Joseph J. Kadow     _______________
WITNESS
                      Title:_Executive Vice President_____________